                                                                   Exhibit 3.113


    Certificate of First Amendment to the Certificate of Limited Partnership

                                       of

                                 TOLL CLIFFS LP


         1. The name of the Limited Partnership is: Toll Cliffs LP

         2. The new name of the Limited Partnership is: Toll Cliffs Urban Renewal Company LP.

         3. The Identification Number of the Limited Partnership is: 0600176672.

         4. Paragraph third of the Certificate of Limited Partnership dated August 4, 2003 and filed with the Treasurer of the State of New Jersey on August 5, 2003 is hereby deleted and replaced in its entirety with the following new paragraph:

(i) The purpose for which the Limited Partnership is formed shall be to operate under P.L.1991, c.431 (C.40A:20-1 et seq.), as amended, and to initiate and conduct projects for the redevelopment of a redevelopment area pursuant to a redevelopment plan, or projects necessary, useful, or convenient for the relocation of residents displaced or to be displaced by the redevelopment of all or part of one or more redevelopment areas, or low and moderate income housing projects, and, when authorized by financial agreement with the City of Jersey City (the "City"), to acquire, plan, develop, construct, alter, maintain or operate housing, senior citizen housing, business, industrial, commercial, administrative, community, health, recreational, educational or welfare projects, of any combination of two or more of these types of improvement in a single project, under such conditions as to use, ownership, management and control as regulated pursuant to P.L.1991, c.431 (C.40A:20-1 et seq.), as amended.

(ii) So long as the Limited Partnership is obligated under financial agreement with the City made pursuant to P.L.1991, c.431 (C.40A:20-1 et seq.), as amended, it shall engage in no business other than the ownership, operation and management of the project.

(iii) The Limited Partnership has been organized to serve a public purpose, its operations shall be directed toward: (1) the redevelopment of redevelopment areas, the facilitation of the relocation of residents displaced or to be displaced by redevelopment, or the conduct of low and moderate income housing projects; (2) the acquisition, management and operation of a project, redevelopment relocation housing project, or low and moderate income housing project under P.L.1991, c.431 (C.40A:20-1 et seq.), as amended; and (3) the Limited Partnership shall be subject to regulation by the City, and to a limitation on profits or dividends for so long as the Limited Partnership remains the owner of a project subject to P.L.1991, c.431 (C.40A:20-1 et seq.), as amended.

(iv) The Limited Partnership shall not voluntarily transfer more than 10% of the ownership of the project or any portion thereof undertakers by the Limited Partnership under P.L.1991, c.431 (C.40A:20-1 et seq.), as amended, until it has first removed both itself and the project from all restrictions of P.L.1991,
c.431 (C.40A:20-1 et seq.), as amended, in the manner required by P.L.1991,
c.431 (C.40A:20-1 et seq.), as amended, and, if the project includes housing units, has obtained the consent of the Commissioner of Community Affairs to such transfer; with the exception of transfers to another urban renewal entity, as approved by the City, which other urban renewal entity shall assume all contractual obligations of the transferor Limited Partnership under the financial agreement with the City. The Limited Partnership shall file annually with the municipal governing body of the City a disclosure of the persons having an ownership interest in the project, and of the extent of the ownership interest of each. Nothing herein shall prohibit any transfer of the ownership interest in the Limited Partnership itself, provided that the transfer, if greater than ten percent (10%), is disclosed to the municipal governing body of the City in the annual disclosure statement or in correspondence sent to the City in advance of the annual disclosure statement referred to above.

(v) The Limited Partnership is subject to the provisions of section 8 of P.L.1991, c.431 (C.40A:20-18), as amended, respecting the powers of the City to alleviate financial difficulties of the Limited Partnership or to perform actions on behalf of the Limited Partnership upon a determination of financial emergency.

(vi) Any housing units constructed or acquired by the Limited Partnership shall be managed subject to the supervision of, and rules adopted by, the Commissioner of Community Affairs.

         5. This Certificate shall be effective upon its filing with the Treasure of the State.

         6. In all other respects the Certificate of Limited Partnership dated August 4, 2003 and filed with the Treasurer of the State of New Jersey on August 5, 2003 shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned being over the age of eighteen (18) years, hereby represents that he is authorized to sign this certificate on behalf of the Limited Partnership and that this filing complies with N.J.S.A. 42:2A-1 et seq., the "New Jersey Uniform Limited Partnership Law."



Date: February 19, 2004         Toll Cliffs Urban Renewal Company, LP
                                By: Toll Land Corp. No. 10, its General Partners


                                Mark J. Warshauer
                                ------------------------------------------------
                                By:  Mark J. Warshauer
                                     Vice President





                                      -2-